                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          THE FIRST BANCSHARES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                           THE FIRST BANCSHARES, INC.
                            6480 U.S. HIGHWAY 98 WEST
                         HATTIESBURG, MISSISSIPPI 39402


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS




Dear Fellow Shareholder:

         We cordially invite you to attend the 1999 Annual Meeting of Shareholders of The First Bancshares, Inc., the holding company for The First National Bank of South Mississippi (our Hattiesburg bank) and The First National Bank of the Pine Belt (our Laurel bank). At the meeting, we will report on our performance in 1998 and answer your questions. We are excited about our accomplishments in 1998 and look forward to discussing both our accomplishments and our plans with you. We hope that you can attend the meeting and look forward to seeing you there.

         This letter serves as your official notice that we will hold the meeting on Thursday, May 27, 1999 at 5:00 p.m. at our offices at 6480 U.S. Highway 98 West, Hattiesburg, Mississippi 39402 for the following purposes:

1.       To elect six members to the Board of Directors;

2.       To consider a proposal to approve the company's 1999 Stock Incentive
         Plan; and

3. To transact any other business that may properly come before the meeting or any adjournment of the meeting.

         Shareholders owning our common stock at the close of business on April 5, 1999 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at the company's offices prior to the meeting.

         Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.


                                    By Order of the Board of Directors,



                                    David E. Johnson
                                    Chairman and Chief Executive Officer





April 28, 1999
Hattiesburg, Mississippi

                           THE FIRST BANCSHARES, INC.
                            6480 U.S. HIGHWAY 98 WEST
                         HATTIESBURG, MISSISSIPPI 39402


                      PROXY STATEMENT FOR ANNUAL MEETING OF
                     SHAREHOLDERS TO BE HELD ON MAY 27, 1999


         Our Board of Directors is soliciting proxies for the 1999 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

                               VOTING INFORMATION

         The Board set April 5, 1999 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 1,150,691 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum.

         When you sign the proxy card, you appoint David E. Johnson as your representative at the meeting. Mr. Johnson will vote your proxy as you have instructed him on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Johnson will vote your proxy for the election to the Board of Directors of all nominees listed below under "Election Of Directors" and for approval of the 1999 Stock Incentive Plan. We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Mr. Johnson will vote your proxy on such matters in accordance with his judgment.

         You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

         We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about April 28, 1999.


                      PROPOSAL NO. 1: ELECTION OF DIRECTORS

         The Board of Directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the Board members expire at each annual meeting. The current terms of the Class I directors will expire at the meeting. The terms of the Class II directors expire at the 2000 Annual Shareholders Meeting. The terms of the Class III directors will expire at the 2001 Annual Shareholders Meeting. Our directors and their classes are:

                Class I                                Class II                               Class III
            Perry E. Parker                        M. Ray Cole, Jr.                        David W. Bomboy
             Ted E. Parker                         David E. Johnson                        E. Ricky Gibson
           Dennis L. Pierce                         Dawn T. Parker                         Fred A. McMurry
         J. Douglas Seidenburg                     Charles T. Ruffin                 David L. Rice, III, D.M.D.
           Ralph T. Simmons                       Andrew D. Stetelman
              A. L. Smith

         Shareholders will elect six nominees as Class I directors at the meeting to serve a three-year term, expiring at the 2002 Annual Meeting of Shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the six nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

         The Board of Directors recommends that you elect Perry E. Parker, Ted
E. Parker, Dennis L. Pierce, J. Douglas Seidenburg, Ralph T. Simmons, and A. L. Smith as Class I directors.

         If you submit a proxy but do not specify how you would like it to be voted, Mr. Johnson will vote your proxy to elect Mr. Parker, Mr. Pierce, Mr. Parker, Mr. Seidenburg, Mr. Simmons and Mr. Smith. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Johnson will vote instead for a replacement to be recommended by the Board of Directors, unless you specifically instruct otherwise in the proxy.

         Set forth below is certain information about the nominees:

         Perry Edward Parker, 33, graduated from Pearl River Junior College in 1983 and the University of Southern Mississippi in 1985. He graduated from the University of Chicago Graduate School of Business in 1989 with an M.B.A. in Finance. While attending school in Chicago he worked for Goldman Sachs & Company on the Chicago Mercantile Exchange. Mr. Parker became a member of the Exchange in 1990. In 1991, he became a currency option trader for Goldman Sachs & Company. In 1995 he became a currency options trader with Deutsche Bank. He was born in 1965 in Hattiesburg, Mississippi and currently resides in New York. Mr. Parker has been a director of the company since 1995.

         Ted E. Parker, 39, attended the University of Southern Mississippi and served as a licensed commodity floor broker at the Chicago Mercantile Exchange. He has been in the stocker-grazer cattle business for the past 15 years and is the owner of Highlander Laundry Center. He was selected as Lamar County Young Farmer and Rancher for 1993 and served as a board member of Farm Bureau Insurance. He is a member of the National Cattlemen's Association, the Texas Cattle Feeders Association, and the Sumrall United Methodist Church. Mr. Parker was born in 1960 in Hattiesburg, Mississippi. Mr. Parker has been a director of the company since 1995 and is also a director of our Hattiesburg bank.

         Dennis L. Pierce, 41, is president of Dennis Pierce, Inc., a real estate development company in Hattiesburg, Mississippi, and the owner and president of PierCon, Inc. of Hattiesburg, a general contracting firm. Through PierCon, Mr. Pierce is responsible for several commercial construction jobs, and he is also involved in numerous commercial ventures. In addition, Mr. Pierce is a deacon of the Lincoln Road Baptist Church; director and national representative of the Hattiesburg Homebuilders Association; and a director of the North Lamar Water Association. Since 1995, he has been a member and broker with the Hattiesburg Board of Realtors. He attended the University of Southern Mississippi. He was born in 1957 in Hattiesburg, Mississippi. Mr. Pierce has been a director of the company since 1995 and is also a director of our Hattiesburg bank.

         J. Douglas Seidenburg, 39, is the owner and president of Molloy-Seidenburg & Co., Ltd., CPAs. He has been a CPA for more than 15 years. Mr. Seidenburg is involved in many civic, educational, and religious activities in the Jones County area. He serves on the board of directors of Leadership Jones County and the Future Leaders of Jones County, is treasurer of St. John's Day School, and is a member of the Budget and Finance Committee of the First Baptist Church of Laurel. Past activities include serving as president of the Laurel Sertoma Club, president of the University of Southern Mississippi Alumni Association of Jones County, and one of the founders of First Call for Help, a local United Way Agency started in 1990. Mr. Seidenburg is a graduate of the University of Southern Mississippi, where he earned a B.S. degree in Accounting. Mr. Seidenburg has been a director of the company since 1998 and is also a director of our Laurel bank.

         Ralph T. Simmons, 66, is a retired vice president of Sunbeam-Oster Corporation, where he was employed from 1963 to 1995 as credit manager, assistant treasurer, and vice president. Mr. Simmons has served as chairman of the deacons of the First Baptist Church of Laurel, chairman of the Salvation Army, chairman of the Red Cross, chairman of the FBLA/PBL Foundation, president of the University of Southern Mississippi World Wide Alumni Association, president of the Kiwanis Club of Laurel, Lt. Governor of the Louisiana-Mississippi-West Tennessee District of Kiwanis International, and moderator of the Jones County Baptist Association. Mr. Simmons is also on the board of directors of the University of Southern Mississippi Foundation. Mr. Simmons is a native of Laurel, Mississippi and graduated from the University of Southern Mississippi with a B.S. degree. Mr. Simmons has been a director of the company since 1998 and is also a director of our Laurel bank.

         A.L. "Pud" Smith, 69, was born in 1929 in Brooklyn, Mississippi. Before attending the University of Southern Mississippi, Mr. Smith was in the military. He entered the petroleum business in 1960, starting with a service station, and today he is owner and manager of A.L. Smith Oil Company, Inc., a wholesale and retail petroleum products company. Mr. Smith's community activities range from being the Mayor of the City of Lumberton, past president of the Jaycee's, past president of the Lion's Club, and a member of the Rotary Club (a Paul Harris Fellow). He is an active member of the First Baptist Church of Lumberton where he is a deacon and has been a member of the finance committee for 30 years. He serves on the Stone County Economic Development Council. Mr. Smith has been a director of the company since 1995 and is also a director of our Hattiesburg bank.

         Set forth below is also information about each of the company's other directors and each of its executive officers.

         David Waldron Bomboy, M.D., 53, is a lifelong resident of Hattiesburg, Mississippi. He graduated with honors in Pre-Medicine from the University of Mississippi in 1968 and earned an M.D. degree from the University of Mississippi Medical Center in 1971. Dr. Bomboy completed his orthopedic surgical training at the University of Mississippi in 1976. He is a board-certified orthopedic surgeon and has practiced orthopaedics in southern Mississippi for more than 20 years. A vestry member of the Trinity Episcopal Church, Dr. Bomboy is also a member of the United Way of Southeast Mississippi, the Family Y, the Mississippi State Medical Association, and the American Medical Association. Currently, he is the president of the Physicians Healthcare Network and a member of the executive committee of the Mississippi Orthopedic Society. He is the past president of the Methodist Hospital Medical Staff. Mr. Bomboy has been a director of the company since 1995 and is also a director of our Hattiesburg bank.

         M. Ray (Hoppy) Cole, Jr., 37, has served as the secretary/treasurer and chief financial officer of the Headrick Companies, Inc. since 1991. Prior to that time, he served as a corporate banking officer with The First National Bank of Commerce in New Orleans, Louisiana and also as a senior lender and president of Sunburst Bank, Laurel, Mississippi where he supervised and managed all local banking functions. He is an active member of the First Baptist Church in Ellisville, Mississippi and is a director of the Hope Foundation, a not-for-profit corporation that supports religious ministries. Mr. Cole is a graduate of the University of Mississippi where he earned a B.B.A. degree and an M.B.A. degree. Mr. Cole has been a director of the company since 1998 and is also a director of our Laurel bank.

         E. Ricky Gibson, 42, has been president and owner of N&H Electronic, Inc., a wholesale electronics distributor, since 1988 and of Mid South Electronics, a wholesale consumer electronics distributor, since 1993. He is active in the Parkway Heights United Methodist Church. Mr. Gibson attended the University of Southern Mississippi. He was born in Hattiesburg, Mississippi in 1956. Mr. Gibson has been a director of the company since 1995 and is also a director of our Hattiesburg bank.

         David E. Johnson, 45, is the President, Chief Executive Officer, and Chairman of the Board of the company. Mr. Johnson, a native of Laurel, received a B.S. degree in Agricultural Economics in 1975 and an M.B.A. degree, with emphasis in Finance, in 1977 from Mississippi State University. In 1990, he graduated from the University of Oklahoma Commercial Lending and Graduate School. Mr. Johnson has completed various

OMEGA lending courses and has taught a course at the University of Mississippi School of Banking. From 1993 to 1994, he served as chairman of the Southern Mississippi Group of Robert Morris & Associates. From 1987 to 1995, Mr. Johnson was with Sunburst Bank, now merged with Union Planters National Bank, as senior lender for the Hattiesburg branch and later as senior lender and credit administrator for southern Mississippi. He was responsible for approving loans and maintaining the credit quality of a $250 million portfolio of consumer, mortgage, and commercial loans. Currently, he is a member of the First Baptist Church of Hattiesburg, the Hattiesburg Racquet Club, and the Hattiesburg Rotary Club. He was born in Laurel, Mississippi in 1953. Mr. Johnson has headed the Lamar County United Way Campaign from 1996 through 1997 and also served as chairman of the Lamar County Chamber of Commerce. Mr. Johnson has been a director of the company since 1995 and is also a director of both our Hattiesburg bank and our Laurel bank.

         Fred A. McMurry, 34, has lived in Oak Grove for the past 30 years. Since 1985, he has been the vice president and general manager of Havard Pest Control, Inc., a family-owned business. In addition, he is vice president of Oak Grove Land Co., Inc., a family-owned property management company. He was born in 1964 in Laurel, Mississippi. Mr. McMurry has been a director of the company since 1995 and is also a director of our Hattiesburg bank.

         Dawn T. Parker, 51, earned a B.A. degree from Vanderbilt University in 1970. Prior to 1985, Ms. Parker was the president and general manager of Terra Firma Corporation, a rental and land management company, in Hattiesburg, Mississippi. In addition, she has owned and operated a commercial art and sign company, Creative Services, located in Hattiesburg, and has been a partner in H.P. Cattle Co., located in Sumrall, Mississippi, for more than ten years. Ms. Parker is also president of Clear Run Cattle Co., Inc., a cattle feeding company, and vice president of First Choice Feeders, LP, a cattle feeding operation and land holding company in Abilene, Texas. Ms. Parker is a member of the Sumrall United Methodist Church and has served on the Lamar County Education Foundation Board of Directors. She was born in 1948 in Hattiesburg, Mississippi. Ms. Parker has been a director of the company since 1995 and is also a director of our Hattiesburg bank.

         William M. Renovich, Jr., 51, is the Vice President of the company and the President and Chief Executive Officer of the Laurel Bank. He graduated from the University of Mississippi in 1970 with a B.B.A. and in 1972 with a Masters of Urban and Regional Planning. Mr. Renovich's banking background is extensive. He began his banking career in 1979 with the Bank of Laurel, serving as an assistant vice president. After leaving the Bank of Laurel in 1984, he joined Deposit Guaranty National Bank where he served as vice president and commercial lender and later as senior vice president and senior commercial lender. In 1988, Mr. Renovich was named community bank president of Deposit Guaranty - Laurel where he was responsible for all business development, commercial loans, and overall management of the Deposit Guaranty National Bank locations in Jones County. This included a branch network of five locations. He has been active in numerous civic organizations, including the Economic Development Authority of Jones County, the Rotary Club, the American Heart Association, the Laurel Downtown Association, the Mississippi Bankers Association, the American Red Cross, the Salvation Army, the United Way, and the Ole Miss Alumni Board of Directors. Mr. Renovich is a member of The Westminster Presbyterian Church and is a native of Meridian, Mississippi.

         David L. Rice, III, D.M.D., 45, is a practicing dentist in the Jones County area where he has had several clinics since 1980. Dr. Rice's community activities range from being a United Way volunteer, a member of the Jones County Economic Development Authority, a volunteer dentist at the Good Shepherd Clinic, a dental missionary to Honduras, a deacon at The First Baptist Church of Laurel, and a former vice president and president of the BEST Club of West Jones High School. Dr. Rice is a graduate of Mississippi State University, where he earned a B.S. degree, and the University of Alabama School of Dentistry, where he earned a D.M.D. degree. Mr. Rice has been a director of the company since 1998 and is also a director of our Laurel bank.

         Charles T. Ruffin, 47, is the President and Chief Operating Officer of our Hattiesburg bank, and the Chief Financial Officer of the company. Mr. Ruffin was born in 1952 in Laurel, Mississippi, and he received a Bachelor of Arts degree from the University of Mississippi in 1974 and a Masters of Business Administration in 1979 from the University of Southern Mississippi. Mr. Ruffin is also a graduate of Louisiana State University's Graduate School of Banking of the South. He began his banking career as management trainee with the First National Bank of Jackson (now Trustmark National Bank) and was later promoted to assistant vice president and manager of account services. Mr. Ruffin was a senior lender and the senior operations officer of the People's Bank of the Delta until 1991 when he accepted employment as senior credit officer with The National Bank of Commerce of Mississippi at the Aberdeen Banking Center, where he remained employed until 1996. Mr. Ruffin has been with our Hattiesburg Bank since 1996. Mr. Ruffin has been a director of the company since 1997 and is also a director of both our Hattiesburg bank and our Laurel bank.

         Andrew D. Stetelman, 38, is the third generation of his family in London and Stetelman Realtors. He graduated from the University of Southern Mississippi in 1983. He has served in many capacities with the National and Hattiesburg Board of Realtors, and is a past president and the Realtor of the Year in 1992 of the Hattiesburg Board of Realtors. He presently serves as the chairman of the Hattiesburg Convention Center, is an ambassador for the Area Development Partnership, and is a member of Kiwanis International. Mr. Stetelman was born in 1960 in Hattiesburg, Mississippi. Mr. Stetelman has been a director of the company since 1995 and is also a director of our Hattiesburg bank.


            PROPOSAL NO. 2: APPROVAL OF THE 1999 STOCK INCENTIVE PLAN

GENERAL

         The Board of Directors has adopted the company's 1999 Stock Incentive Plan on April 15, 1999. We believe that the issuance of stock options can promote the growth and profitability of the company by providing additional incentives for participants to focus on the company's long-range objectives. We also believe that stock options help us to attract and retain highly qualified personnel and to link their interests directly to shareholder interests. Therefore, we ask you to approve this plan at the meeting.

         The plan authorizes the grant to our employees and directors of stock options and restricted stock for up to 106,689 shares of common stock from time to time during the term of the plan, subject to adjustment upon changes in capitalization. The plan also authorizes grants to advisers and consultants of the company. You may recall that our existing 1997 Stock Option Plan currently covers options for 72,185 shares and we announced last year that we intended to amend this plan to increase the number of shares authorized for issuance to approximately 150,000 shares (or adopt a new, similar plan to cover these additional shares). As described in the prospectus for our stock offering last year, however, we have also agreed to issue stock options for an additional 28,874 shares of common stock to Mr. Johnson in connection with the extension of his employment agreement in July 1998, so that the total number of shares available pursuant to options is 178,874. We have decided to adopt a new stock incentive plan instead of amending the 1997 plan, and we have also decided to include the new options issuable to Mr. Johnson under this new plan (so that a total of 106,689 shares will be covered under the 1999 Stock Incentive Plan). The combined total number of shares we have authorized for issuance pursuant to options under the 1997 Stock Option Plan and the 1999 Stock Incentive Plan (178,874) is the same as the number we originally anticipated. The only difference is that we are including Mr. Johnson's options in the new plan.

         Under the 1999 Stock Incentive Plan, the company may grant either incentive stock options (which qualify for certain favorable tax consequences, as described below) or nonqualified stock options. The plan also authorizes the issuance of restricted stock. The plan will be administered by a Board appointed committee consisting of at least two members of the Board of Directors. The committee will determine the persons who will receive options or restricted stock and the number of shares that will be covered by their options. The committee will also determine the periods of time (not exceeding ten years from the date of grant in the case of an incentive stock option) during which options will be exercisable and will determine whether termination of an optionee's employment under various circumstances would terminate options granted under the plan to that person. The committee may also grant a reload option to an optionee who surrenders common stock as payment of the exercise price of an option. The reload option will have an exercise price equal to the fair market value of the common stock on the date of payment for the exercised option, will be for the same number of shares as were surrendered, and may have other terms as the committee may prescribe.

         If granted an option under the plan, the optionee will receive an option agreement specifying the terms of the option, such as the number of shares of common stock the optionee can purchase, the price per share, when the optionee can exercise the option, and when the option expires. Similarly, if granted restricted stock under the plan, the grantee will receive an award agreement specifying the terms of the grant, such as the number of shares of restricted stock covered by the grant, the restrictions on voting or disposition of the restricted stock, and the schedule pursuant to which the restrictions will lapse. The plan provides that options will become exercisable and restrictions will lapse immediately upon a change in control of the company.

         The option price per share is an amount to be determined by the Board of Directors, but for an incentive stock option the price will not be less than 100%, and for a non-incentive stock option the price will not be less than 85%, of the fair market value per share on the date of grant. Generally, the option price will be payable in full upon exercise. Payment of the option price of any stock option may be made in cash, by delivery of shares of common stock (valued at their fair market value at the time of exercise), or by a combination of cash and stock. The company will receive no consideration upon the grant of an option.

         Options generally may not be transferred except by will or by the laws of descent and distribution, and during an optionee's lifetime may be exercised only by the optionee (or by his or her guardian or legal representative, should one be appointed). The grant of an option does not give the optionee any rights of a shareholder until the optionee exercises the option.

         The Board of Directors will have the right at any time to terminate or amend the plan but no such action may terminate options already granted or otherwise affect the rights of any optionee under any outstanding option without the optionee's consent.

FEDERAL INCOME TAX CONSEQUENCES

         There are no federal income tax consequences to the optionee or to the company on the granting of options. The federal tax consequences upon exercise will vary depending on whether the option is an incentive stock option or a nonqualified stock option.

         INCENTIVE STOCK OPTIONS. When an optionee exercises an incentive stock option, the optionee will not at that time realize any income, and the company will not be entitled to a deduction. However, the difference between the fair market value of the shares on the exercise date and the exercise price will be a preference item for purposes of the alternative minimum tax. The optionee will recognize capital gain or loss at the time of disposition of the shares acquired through the exercise of an incentive stock option if the shares have been held for at least two years after the option was granted and one year after it was exercised. The company will not be entitled to a tax deduction if the optionee satisfies these holding period requirements. The net federal income tax effect to the holder of the incentive stock options is to defer, until the acquired shares are sold, taxation on any increase in the shares' value from the time of grant of the option to the time of its exercise, and to tax such gain, at the time of sale, at capital gain rates rather than at ordinary income rates.

         If the holding period requirements are not met, then upon sale of the shares the optionee generally recognizes as ordinary income the excess of the fair market value of the shares at the date of exercise over the exercise price stated in the option agreement. Any increase in the value of the shares subsequent to exercise is long or short-term capital gain to the optionee depending on the optionee's holding period for the shares. However, if the sale is for a price less than the value of the shares on the date of exercise, the optionee might recognize ordinary income only to the extent the sales price exceeded the option price. In either case, the company is entitled to a deduction to the extent of ordinary income recognized by the optionee.

         NONQUALIFIED STOCK OPTIONS. Generally, when an optionee exercises a nonqualified stock option, the optionee recognizes income in the amount of the aggregate market price of the shares received upon exercise less the aggregate amount paid for those shares, and the company may deduct as an expense the amount of income so recognized by the optionee. The holding period of the acquired shares begins upon the exercise of the option, and the optionee's basis in the shares is equal to the market price of the acquired shares on the date of exercise.

         RESTRICTED STOCK. Awards of restricted stock are shares of common stock that are granted subject to conditions, such as continued service with the company, that are established at the time of the award. Restricted stock will become nonforfeitable as its holder meets the specified conditions. If the conditions are not satisfied, all or a portion of the shares of restricted stock are forfeited to the company. Generally, restricted stock cannot be transferred until the restrictions have lapsed. Upon a grant of restricted stock, the market value of the stock at the date of grant is included as a deduction from shareholders' equity in the company's balance sheet and is amortized as compensation expense on a straight-line basis over the vesting period. The participant recognizes taxable income as the restrictions lapse (subject to an election to accelerate the income recognition), based on the fair market value of the shares on the date of lapse (or earlier acceleration), and the company is entitled to a corresponding tax deduction.

INITIAL OPTION GRANTS

         The company has made the following initial stock option grants, all of which are dependent upon shareholder approval of the plan at the meeting:

         - options for a total of 12,859 shares to the company's directors (1,169 shares to each);
         - options for a total of 25,725 shares to the directors of the Laurel bank (1,715 shares to each);
         - options for 28,874 shares to Mr. Johnson and 10,723 shares to Mr. Renovich pursuant to their employment agreements); and
         - options for 6,432 shares to other employees of the company or the banks.

         Each of these option grants includes the following features:

         -        An exercise period of ten years
         -        A three year vesting term
         -        Restrictions on transferability
         - An exercise price of $15.00 per share, which was the fair market value of the common stock on the date of grant.

SHAREHOLDER APPROVAL REQUIRED

         The affirmative vote of the holders of a majority of the votes entitled to be cast at the meeting is required for approval of the plan. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes. Because directors will receive options under the plan, the directors of the company have a personal interest in seeing the plan approved.

         The Board of Directors recommends a vote for approval of the 1999 Stock Incentive Plan.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table shows the cash compensation paid by the company or its subsidiaries to its Chief Executive Officer and President for the years ended December 31, 1996 through 1998. No executive officers of the company or its subsidiaries earned total annual compensation, including salary and bonus, in excess of $100,000 in 1998.


                           SUMMARY COMPENSATION TABLE

                                                                                Annual Compensation
                                                                    --------------------------------------------
                                                                                                    Other Annual
Name and Principal Position                           Year           Salary          Bonus          Compensation
---------------------------                           ----           ------          -----          ------------
David E. Johnson                                      1998          $90,025                            $3,000
    President and Chief Executive Officer of
      the company                                     1997          $89,049                            $2,000
                                                      1996          $82,619                            $1,060


EMPLOYMENT AGREEMENTS

         The company has entered into an employment agreement with David E. Johnson as its President and Chief Executive Officer, and the Laurel bank has entered into an employment agreement with William M. Renovich, Jr. its President and Chief Executive Officer. Both employment agreements provide for an initial term of three years, to be extended automatically for an additional three year term unless either party serves written notice of its intent not to renew. In July 1998, the company renewed Mr. Johnson's agreement for an additional three year period. Both agreements provide for initial annual salaries of $85,000, in each case to be reviewed by the Board of Directors at least annually and increased at its discretion.

         Under his employment agreement, Mr. Johnson is also eligible to receive a cash bonus for each of the first two years after the opening date of the Hattiesburg bank in an amount to be determined by the Board of Directors (with Mr. Johnson abstaining), based on tangible performance criteria to be established by the Board of Directors. In the third year after the opening date of the Hattiesburg bank, Mr. Johnson is entitled to a cash bonus equal to 10% of the net profits of the Hattiesburg bank after taxes, not to exceed 50% of his base salary for the year. In each subsequent year for which his employment agreement is extended, Mr. Johnson will receive a cash bonus equal to a minimum of 5% of the net profits of the Hattiesburg bank after taxes, provided that the earnings of the Hattiesburg bank are at least 70% of the projected earnings identified in the Hattiesburg bank's charter application to the OCC and the Hattiesburg bank's ratio of nonperforming loans to total loans does not exceed the nonperforming loan ratio of the Hattiesburg bank's peer group by more than 10% (as determined by the Uniform Bank Performance Report).

         Mr. Renovich is eligible under his employment agreement to participate in management incentive or long-term incentive programs and to receive annual cash bonus payments up to 10% of base salary in each of the first three years after the opening date of the Laurel bank, and up to 15% of his base salary in each subsequent year, based upon achievement criteria established by the Board of Directors, and subject to the discretion of the Board of Directors (with Mr. Renovich abstaining from the vote to determine his bonus).

         In the event that the company terminates the executives' employment without cause, the company will be obligated to continue Mr. Johnson's current monthly base salary for an additional 18 month period and Mr. Renovich's current monthly base salary for an additional 12 month period. In addition, after a change in control,

Mr. Johnson will have the option of (i) automatically extending the term of the employment agreement for three years from the date of the change in control or
(ii) receiving, within fifteen days of the change in control, a lump sum severance compensation in an amount equal to three times his then current annual base salary plus any reimbursement of expenses due him under his agreement. Mr. Renovich will have the option of receiving, within thirty days of the change of control, a lump sum severance compensation equal to his current annual base salary plus any reimbursement of expenses due him under his agreement. Furthermore, the Company must remove any restrictions on the executives' outstanding incentive awards so that all such awards vest immediately.

         In addition, both employment agreements provide that following termination of the executive's employment with the company and for a period of twelve months thereafter, the executive may not (i) be employed in the banking business as a director, officer, or organizer, or promoter of, or consultant to, or acquire more than a 1% passive investment in, any financial institution within a specified territory, (ii) solicit customers of the company or its affiliates for the purpose of providing financial services, or (iii) solicit employees of the company or its affiliates for employment. Under Mr. Johnson's employment agreement, the territory consists of a radius of 25 miles from any office of the Hattiesburg bank or the company. Under Mr. Renovich's employment agreement the territory consists of a radius of 50 miles from any office of the Laurel bank or the Company.

         In 1997, the company granted Mr. Johnson an option, with a term of ten years, to purchase 21,656 shares of common stock at $10.00 per share. In connection with his employment agreement, the company has also granted Mr. Renovich an option, with a term of seven years, to purchase 10,723 shares at $15.00 per share. Mr. Johnson's and Mr. Renovich's options will vest at the rate of one-third per year for each of the first three years of operations of the Hattiesburg bank and the Laurel bank, respectively, subject to certain performance criteria. Both options also provide for accelerated vesting in the event of a change in control of the company. Mr. Johnson has also been granted stock options in connection with his service as a director of the company. In addition, in connection with the extension in July 1998 of Mr. Johnson's employment agreement for an additional three-year term, the company is obligated to issue stock options for an additional 28,874 shares of common stock to Mr. Johnson. See "Initial Option Grants" under the discussion of the adoption of the 1999 Stock Incentive Plan.


STOCK OPTION GRANTS

         At the 1997 annual shareholders meeting, the company's shareholders approved the company's 1997 Stock Option Plan, under which the company may grant options for up to 72,185 shares to its officers, directors, and employees. The company issued options for all 72,185 shares in 1997. The following table sets forth the number of options held by Mr. Johnson as of December 31, 1998. See also "Initial Option Grants" under the discussion of the adoption of the 1999 Stock Incentive Plan for a description of the 1999 option grants by the company.

AGGREGATED OPTION EXERCISE AND YEAR-END OPTION VALUES

                                   Number of Unexercised Securities            Value of Unexercised In-the-Money
                              Underlying Options at Fiscal year End (#)        Options at Fiscal Year End ($)(1)
                              -----------------------------------------        ----------------------------------
Name                            Exercisable           Unexercisable            Exercisable          Unexercisable
----                            -----------           -------------            -----------          -------------
David E. Johnson                   16,626                  8,311                 $83,130               $41,555


------------------
(1) The company calculated the value of unexercised options based on a fair market value of the common stock of $15.00, the offering price for the company's stock offering which closed on December 31, 1998.

DIRECTOR COMPENSATION

         Neither the company nor either of our banks paid directors' fees in 1998. In 1997, the company granted options for 3,281 shares of common stock to each of the original members of the company's Board of Directors. In connection with the adoption of the 1999 Stock Incentive Plan, the company is also issuing options to the initial board members of the Laurel bank and certain members of the company's Board of Directors. See "Initial Option Grants" under the discussion of the adoption of the 1999 Stock Incentive Plan.


                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

GENERAL

         The following table shows how much common stock in the company is owned by the directors, certain executive officers, and owners of more than 5% of the outstanding common stock, as of April 5, 1999.


                                                NUMBER OF SHARES                              % OF BENEFICIAL
       NAME                                         OWNED (1)       RIGHT TO ACQUIRE (2)        OWNERSHIP(3)
       ----                                     ----------------    --------------------      ---------------
       David W. Bomboy                               26,250                 2,188                   2.47%
       M. Ray Cole, Jr.                               6,667                                          .58%
       E. Ricky Gibson                               17,500                 2,188                   1.71%
       David E. Johnson                              18,724                16,626                   3.03%
       Fred A. McMurry                               21,767                 2,188                   2.08%
       Dawn T. Parker                                34,100                 2,188                   3.15%
       Perry Edward Parker                           32,917                 2,188                   3.04%
       Ted E. Parker                                 12,500                 2,188                   1.27%
       Dennis L. Pierce                              13,585                 2,188                   1.37%
       William M. Renovich                            8,334                                          .72%
       David L. Rice, III                             6,667                                          .58%
       Charles T. Ruffin                              2,743                 4,813                    .65%
       J. Douglas Seidenburg                         10,000                                          .87%
       Ralph T. Simmons                              16,867                                         1.47%
       A. L. Smith                                   11,000                 2,188                   1.14%
       Andrew D. Stetelman                           11,252                 2,188                   1.17%

       Executive  officers and directors as a
       group (16 persons)                           250,873                41,131                  24.50%

---------------------------

(1)      Includes shares for which the named person:
         -        has sole voting and investment power,
         -        has shared voting and investment power with a spouse, or
         - holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

         Does not include shares that may be acquired by exercising stock options.

(2) Includes shares that may be acquired within the next 60 days by exercising vested stock options but does not include any other stock options.

(3) Determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During the year ended December 31, 1998, the Board of Directors of the company held twelve meetings and the Board of Directors of our Hattiesburg bank held twelve meetings. All of the directors of the company and our Hattiesburg bank attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served.

         The company's Board of Directors has appointed a number of committees, including an audit committee, compensation committee, and a nominating committee. The audit committee is composed of the following members: Ted E. Parker, Andrew D. Stetelman, E. Ricky Gibson, and Fred A. McMurry. The audit committee met three times in 1998. The audit committee has the responsibility of reviewing the company's financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the Board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor's audit plans, and reviews with the independent auditors the results of the audit and management's responses. The audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The audit committee reports its findings to the Board of Directors.

         The company's personnel committee is responsible for establishing the compensation plans for the company. Its duties include the development with management of all benefit plans for employees of the company, the formulation of bonus plans, incentive compensation packages, and medical and other benefit plans. This committee met two times during the year ended December 31, 1998. The personnel committee is composed of the following five members: Dawn T. Parker, David E. Johnson, A. L. Smith, E. Ricky Gibson and Fred A. McMurry.

         The company's nominating committee is responsible for nominating individuals for election to the company's Board of Directors. Membership on the nominating committee changes annually. In 1998, the nominating committee met one time and consisted of David E. Johnson, E. Ricky Gibson, and Dawn T. Parker. The nominating committee welcomes recommendations made by shareholders of the company. Any recommendations for the 2000 Annual Shareholders' Meeting should be made in writing addressed to the nominating committee of the company's Board of Directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

         The company entered into a construction contract for the Lincoln Road branch of the Hattiesburg bank with PierCon, Inc., which is owned by Dennis Pierce, a director of the company and the Hattiesburg bank. The company awarded this contract to PierCon, Inc. through a competitive bidding process. The company paid PierCon, Inc. approximately $468,000 under this contract.

         In June 1998, the company entered into a bank development agreement with the organizers of the Laurel bank that allocated to the organizers substantially all of the responsibilities relating to the development of the Laurel bank as a wholly-owned subsidiary of the company, other than certain oversight responsibilities of the company of various legal and accounting aspects, including state and federal regulatory matters. Under the development agreement, the company was responsible for all legal and accounting costs associated with the development of the Laurel bank. All other costs incurred in connection with the formation of the Laurel bank, including real estate, equipment and furnishings costs, third-party bank consulting fees and regulatory filing fees, were the responsibility of the organizers of the Laurel bank. Until Mr. Renovich assumed the office of president of the Laurel bank when the bank commenced operations on January 19, 1999, the organizers of the Laurel bank also reimbursed to the company 60% of the cost of Mr. Renovich's salary under his employment agreement with the company.

         In order to fund various costs and expenses associated with the development and organization of the Laurel bank, the organizers of the Laurel bank obtained from the Hattiesburg bank a $300,000 line of credit bearing interest at the Hattiesburg bank's prime rate. Each of the organizers personally guaranteed up to $35,000 of the line of credit. The company believes that the terms of the line of credit were no more or less favorable to the Hattiesburg bank than those that would be obtainable through arms' length negotiations with unrelated third parties for similar services. The obligations under the line of credit were satisfied from the proceeds used in the capitalization of the Laurel bank.

         The development agreement designated the composition of the executive officers of the Laurel bank and provided that the initial Board of Directors of the Laurel bank is to be composed of the organizers of the Laurel bank, David E. Johnson, and Charles Ruffin. The company also appointed four of the Laurel bank organizers to the company's Board.

               COMPLIANCE WITH THE SECURITIES EXCHANGE ACT OF 1934

         As required by Section 16(a) of the Securities Exchange Act of 1934, the company's directors, its executive officers, and certain individuals are required to report periodically their ownership of the company's common stock and any changes in ownership to the SEC. Based on a review of Forms 3, 4, and 5 and any representations made to the company, the company believes that all such reports for these persons were filed in a timely fashion during 1998.

                              INDEPENDENT AUDITORS

         The company has selected the firm of T. E. Lott & Company to serve as the independent auditors to the company for the year ending December 31, 1999. The company expects a representative of this firm to attend the annual meeting, to have the opportunity to make a statement if they desire to do so, and to be available to respond to questions from shareholders.


        SHAREHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING OF SHAREHOLDERS

         If shareholders wish a proposal to be included in the company's proxy statement and form of proxy relating to the 2000 annual meeting, they must deliver a written copy of their proposal to the principal executive offices of the company no later than December 29, 1999. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with the company's bylaws relating to shareholder proposals in order to be included in the company's proxy materials.




April 28, 1999

                       PROXY SOLICITED FOR ANNUAL MEETING
                               OF SHAREHOLDERS OF
                           THE FIRST BANCSHARES, INC.
                           TO BE HELD ON MAY 27, 1999



         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

         The undersigned hereby constitutes and appoints David E. Johnson as his or her true and lawful agent and proxy with full power of substitution, to represent and vote, as indicated below, all of the shares of common stock of The First Bancshares, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the company to be held at 6480 U.S. Highway 98 West, Hattiesburg, Mississippi 39402, on May 27, 1999 at 5:00 p.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED: (I) "FOR" PROPOSAL NO. 1 TO ELECT THE SIX IDENTIFIED CLASS I DIRECTORS TO SERVE ON THE BOARD OF DIRECTORS EACH FOR THREE-YEAR TERMS; AND
(II) "FOR" PROPOSAL NO. 2 TO APPROVE THE 1999 STOCK INCENTIVE PLAN.

1. PROPOSAL to elect the six identified Class I directors to serve for three year terms.

         Perry E. Parker                             J. Douglas Seidenburg
         Ted E. Parker                               Ralph T. Simmons
         Dennis L. Pierce                            A. L. Smith


         |_|  FOR all nominees                     |_| WITHHOLD AUTHORITY
              listed (except as marked to              to vote for all nominees
              the contrary)

         (INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominees name(s) in the space provided below).

2.       PROPOSAL to approve the 1999 Stock Incentive Plan.

          |_|  FOR           |_| AGAINST           |_| ABSTAIN

--------------------------------------------------------------------------------

                                      Dated:                           , 1999
                                            ---------------------------

--------------------------------      ---------------------------------------
Signature of Shareholder(s)           Signature of Shareholder(s)

--------------------------------      ---------------------------------------
Print name clearly                    Print name clearly

Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.